UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 10, 2009
PLIANT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-40067	43-2107725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1475 Woodfield Road, Suite 700
Schaumburg, IL 60173
(Address of Principal Executive Offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (847) 969-3300
N.A.

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On February 11, 2009, Pliant Corporation (the “Company”) and certain of its subsidiaries (collectively, the “Debtors”), filed voluntary petitions (the “Chapter 11 Petitions”) for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and certain of the Company’s Canadian subsidiaries filed an application commencing recognition proceedings (the “CCAA Proceedings”) under Section 18.6 of the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) with the Ontario Superior Court of Justice (the “Canadian Court”). The Chapter 11 Petitions have been assigned to the Honorable Judge Mary F. Walrath and are being jointly administered under the caption “In re Pliant Corporation, et. al.” Case No. 09-10443. The CCAA Proceedings have been assigned to the Honorable Madam Justice Hoy and are being administered under the caption “In the matter of Pliant Corporation of Canada Ltd., Pliant Packaging of Canada, LLC and Uniplast Industries Co. (Ontario S.C.J. Court File No. 09-LL-8007)”. More information regarding the Chapter 11 Petitions is set forth below in Item 1.03 of this Current Report on Form 8-K.
On February 13, 2009, the Bankruptcy Court entered an order (the “Interim Order”) granting interim approval of a Secured Super-Priority Debtor-In-Possession Multiple Draw Term Loan Agreement (the “DIP Credit Agreement”) with The Bank of New York Mellon, as administrative agent, and the Lenders from time to time party thereto, as well as other documents relating thereto. Capitalized terms used in the following description and not otherwise defined herein have the respective meanings ascribed thereto in the DIP Credit Agreement. The Company’s Canadian subsidiaries received similar relief under the CCAA. Also on February 13, 2009 (the “Closing Date”), the Debtors entered into the DIP Credit Agreement. The Bankruptcy Court has scheduled a hearing on March 11, 2009 to consider entry of an order granting final approval of the DIP Credit Agreement.

The DIP Credit Agreement provides for borrowings up to an aggregate committed amount of $75,000,000, consisting of (i) an initial $25,000,000 term loan borrowing on the Closing Date, (ii) three additional term loan borrowings after the Closing Date in an aggregate amount not to exceed $25,000,000, and (iii) subject to the satisfaction of certain conditions, one additional $25,000,000 term loan borrowing (the borrowing described in this clause (iii), the “Debt Repayment Borrowing”). The interim period will extend from February 13, 2009 through the entry of a Final Order, which is to occur no later than forty-five (45) days after the Petition Date.

The outstanding principal amount of the loans under the DIP Credit Agreement, plus interest accrued and unpaid thereon, will be due and payable in full at maturity, which is, subject to an earlier maturity date under certain circumstances, no later than the nine-month anniversary of the Closing Date (subject to a one-month extension if a plan of reorganization is confirmed by the Bankruptcy Court and recognized by the Canadian Court).

Borrowings under the DIP Credit Agreement bear interest as follows: Base Rate Loans bear interest at a rate per annum equal to the Applicable Margin plus the Base Rate; Eurodollar Loans bear interest at a rate per annum equal to the Applicable Margin plus the Eurodollar Rate.

As set forth in more detail in the Interim Order, borrowings under the DIP Credit Agreement are guaranteed by the Debtors, and are secured by (i) first priority liens in certain presently owned and hereafter acquired assets of the Debtors not subject to a lien in and security interest on the date of the commencement of the Case, (ii) junior liens in all property of the Debtors that is subject to a lien in or security interest on the date of the Chapter 11 Petitions (other than priming liens described in the next sentence) and (iii) first priority senior priming liens in all property of the Debtors that is subject to a lien in or security interest on the date of the Chapter 11 Petitions securing the Pre-Petition Secured Facilities and the Second Lien Notes (other than the liens of the Prepetition Working Capital Agent and Prepetition Working Capital Lenders in the Prepetition Working Capital First Priority Collateral, the Postpetition Working Capital First Priority Collateral, and the liens of the Fixed Asset Agent and the Fixed Asset Lenders under the Prepetition Fixed Asset Credit Agreement), in each case subject to certain permitted liens. Subject to certain exceptions, the DIP Credit Agreement requires certain mandatory prepayments of borrowings from the net proceeds of certain asset dispositions, casualty or condemnation payments and equity or debt issuances. In addition, the DIP Loan Agreement requires a mandatory prepayment of any proceeds of the Debt Repayment Borrowing not used to pay down pre-petition debt as set forth in the DIP Loan Agreement.

The DIP Credit Agreement includes affirmative, negative and financial covenants that impose substantial restrictions on the financial and business operations of the Company and certain of its subsidiaries, including their ability to incur or secure debt, make investments, sell assets, pay dividends or make acquisitions. The DIP Credit Agreement contains events of default customary for debtor-in-possession financings of this type.

The foregoing summary of the material terms of the DIP Credit Agreement does not purport to be complete and is qualified by reference to the full text of the DIP Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On February 10, 2009, in anticipation of the filing of the Chapter 11 Petitions, the Company entered into a Restructuring and Lockup Agreement (the “Lockup Agreement”) with the holders of approximately 75% in principal amount of its 11.85% Senior Secured Notes and 11.35% Senior Secured Notes, in the aggregate, pursuant to which such holders agreed, subject to the terms and conditions contained in the Lockup Agreement, to support the Company’s proposed financial restructuring described in the plan of reorganization (the “Plan”) attached as an exhibit to the Lockup Agreement. Under the terms of the Plan, the holders of the Company’s 11.85% Senior Secured Notes and 11.35% Senior Secured Notes will exchange their Notes for 100% of the reorganized Company’s common stock (subject to dilution by equity issued upon the exercise of warrants and equity that may be granted pursuant to a management incentive plan). The Plan also provides that, to the extent classes containing the Company’s 11-1/8% Senior Secured Notes, 18% Senior Subordinated Notes and general unsecured claims vote to accept the Plan, the holders of claims in such classes will receive a pro rata distribution of new warrants to be issued pursuant to the Plan. Completion of the proposed financial restructuring described in the Plan is subject to a number of conditions, including Bankruptcy Court approval of the Plan.
The foregoing summary of the material terms of the Lockup Agreement does not purport to be complete and is qualified by reference to the full text of the Lockup Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.
Item 1.03. Bankruptcy or Receivership.
On February 11, 2009, the Company and the other Debtors filed the Chapter 11 Petitions. In connection with the Chapter 11 Petitions, the Company filed a plan of reorganization, a copy of which is attached as an exhibit to the Lockup Agreement attached hereto as Exhibit 10.2. The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the

Bankruptcy Code and orders of the Bankruptcy Court. The information set forth above in Item 1.01 of this Current Report on Form 8-K with respect to the Chapter 11 Petitions is incorporated by reference into this Item 1.03.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above in Item 1.01 of this Current Report on Form 8-K with respect to the DIP Credit Agreement is incorporated by reference into this Item 2.03.
Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
The filing of the Chapter 11 Petitions described in Item 1.01 of this Current Report on Form 8-K constitutes or may constitute an event of default or otherwise triggers or may trigger repayment obligations under the express terms of certain instruments and agreements relating to direct financial obligations of the Debtors (the “Debt Documents”). In addition, various interest and/or principal payments may become due under the Debt Documents during the pendency of the proceedings in the Bankruptcy Court or the CCAA Proceedings, and payments under the Debt Documents will not be made unless otherwise ordered by the Bankruptcy Court or the Canadian Court. As a result of such events of default or triggering events, all obligations under the Debt Documents would, by the terms of the Debt Documents, have or may become due and payable. The Debtors believe that any efforts to enforce such payment obligations against the Debtors under the Debt Documents are stayed as a result of the filing of the Chapter 11 Petitions in the Bankruptcy Court. The material Debt Documents, and the approximate principal amount of debt currently outstanding thereunder, are as follows:
The Amended and Restated Indenture, dated as of February 17, 2004 (as amended and restated as of May 6, 2005, and supplemented as of July 18, 2006) pursuant to which the Company issued (a) 11.85% senior secured notes due 2009 and (b) 11.35% senior secured notes due 2009 (collectively, the “First Lien Notes”). The aggregate principal amount of First Lien Notes outstanding is approximately $385.8 million.
Indenture, dated as of May 30, 2003, pursuant to which the Company issued the 11-1/8% Senior Secured Notes due 2009 (the “Second Lien Notes”). The aggregate principal amount of Second Lien Notes outstanding is approximately $250.0 million.
Indenture, dated as of June 14, 2007, pursuant to which the Company issued 18% senior subordinated notes due 2012 (the “Subordinated Notes”). The aggregate principal amount of Subordinated Notes outstanding is approximately $24.0 million.
Working Capital Credit Agreement, dated as of January 18, 2006, among the Company, certain of its subsidiaries, the lender parties thereto, Merrill Lynch Bank USA, as administrative agent, and Merrill Lynch Commercial Finance Corp., as sole lead arranger and book manager (as amended and restated from time to time, the “Working Capital Credit Agreement”). The aggregate principal amount outstanding under the Working Capital Credit Agreement is approximately $158.2 million exclusive of letters of credit, and approximately $16.0 million of this amount is attributable to certain foreign subsidiaries of the Company that are not Debtors.
Fixed Asset Credit Agreement, among certain foreign subsidiaries of the Company, as borrowers, the lender parties thereto, Merrill Lynch Bank USA, as administrative agent, and Merrill Lynch Commercial Finance Corp., as sole lead arranger and book manager (as amended and restated from time to time, the “Fixed Asset Credit Agreement”). The aggregate principal amount outstanding under the Fixed Asset Credit Agreement is approximately $3.1 million, and $0 of this amount is attributable to certain foreign subsidiaries of the Company that are not Debtors.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are filed herewith:

Exhibit No.

Exhibit 10.1	DIP Credit Agreement
Exhibit 10.2	Lockup Agreement

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLIANT CORPORATION
Date: February 17, 2009	By:	/s/ Stephen T. Auburn
Stephen T. Auburn
Vice President, General Counsel and Secretary

EXHIBIT INDEX
The following exhibits are filed herewith:

Exhibit No.

Exhibit 10.1	DIP Credit Agreement
Exhibit 10.2	Lockup Agreement